SUPERIOR
NEWS RELEASE	Investor Relations Line:
(818) 902-2701 www.supind.com

Contact:
Superior Industries
Bud Fanelli
(818) 781-4973
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
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Investor@pondel.com

Superior Industries Acquires Equity Interest
In India-based Wheel Manufacturer

VAN NUYS, CALIFORNIA -- June 29, 2010 -- Superior Industries International, Inc. (NYSE:SUP) today announced it has acquired 8.7% of the outstanding shares of privately-owned SYNERGIES Castings Limited, an aluminum wheel manufacturer in Visakhapatnam, India.  Concurrently, Superior entered into a definitive agreement to make additional equity investments in SYNERGIES up to a total of approximately 26% of SYNERGIES’ total issued equity by December 31, 2010, subject to certain conditions.

"We believe this is an excellent long-term investment opportunity, given the dynamic and growing automotive market in India,” said Steven J. Borick, Chairman, Chief Executive Officer and President.  “SYNERGIES is the premier player in the region and an accredited OEM aluminum wheel manufacturer.  The company has existing contracts with Toyota, General Motors USA and Chrysler USA, among other major automotive manufacturers."

According to CSM Worldwide, an automotive market forecasting firm, light vehicle sales in India are expected to grow nearly 14% in calendar year 2011.

About SYNERGIES Castings Limited
SYNERGIES is India’s first global scale, world-class aluminum alloy wheel manufacturing company. The company harnesses the power of cutting edge Low Pressure Die Casting (LPDC) and customized Copper-Nickel-Chrome electroplating technology to manufacture and finish aluminum alloy wheels and other aluminum cast components.

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen.  For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to anticipated additional equity purchases of SYNERGIES and future demand for light vehicles in India, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general automotive industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.